                                                     EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 1, 1993, which appears on page 30 of the 1992 Annual Report to Shareholders of Kmart Corporation, which is incorporated by reference in Kmart Corporation's Annual Report on Form 10-K for the year ended January 27, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 12 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse
Price Waterhouse


Detroit, Michigan 48243
March __, 1994